Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 24, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of Value Line Premier Growth Fund, Inc., The Value Line Fund, Inc., Value Line Income and Growth Fund, Inc., Value Line Larger Companies Fund, Inc. and Value Line Core Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Investment Advisory and Other Services” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
February 28, 2014